Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK PROVIDES UPDATE RELATED TO COVID-19

WINCHESTER, Virginia (April 16, 2020) -- American Woodmark Corporation (NASDAQ: AMWD) (the "Company"), a leading supplier of cabinetry to the new construction and remodeling industries, announced today that operations at its component plants in Mexico have been suspended through April 30, 2020. These plants manufacture important components used by certain of our US manufacturing plants largely for our home center and builder channel and to a lesser extent our independent dealer and distributor channel. The Company is seeking to get these orders lifted by having the plants identified as essential to operate by the Mexican government. Cabinet manufacturing was identified as essential to the critical infrastructure within the U.S. by the Cybersecurity and Infrastructure Security Agency. As a critical supplier to the Company’s U.S. operations, we are working with the Mexican government to achieve a similar identification for our plants in Mexico. As a contingency, the Company is evaluating all options, including shifting some production to its other plants, but expects at least some delays to impact its supply chain, especially if the suspension is extended past April 30, 2020.

All other Company manufacturing plants remain open and operational. “The safety and well-being of our teams has been our number one priority from day one.” stated Cary Dunston, Chairman and CEO. “Since early March we have aggressively and proactively worked to create an environment that is safe and mitigates the risk of exposure to the COVID-19 virus by meeting or exceeding the recommendations and guidelines provided by the U.S. Centers for Disease Control and Prevention (“CDC”), as well as local and state health departments. Our locations have enhanced cleaning processes, established health screening procedures, added remote working options where possible, modified work centers and material flows with established social distancing practices, and prohibited all non-critical visitors to any site.”

Increasing Financial Flexibility

American Woodmark has taken proactive steps to further enhance our financial flexibility, liquidity and cash flow, including:

•	A 50% reduction in the base salary of the CEO and 25% reduction in the base salary of senior vice-presidents effective April 27, 2020 through July 31, 2020

•	Deferring any earned fiscal year 2020 short term incentive payments to the CEO and senior vice-presidents for six months

•	Delaying capital expenditures that do not impact near-term initiatives

•	Suspending any current activities under its stock repurchase program

•	Deferring or limiting non-essential operating expenses

•	Deferring 401-k matches until the end of the calendar year

•	Freezing hiring and taking other cost actions to protect existing jobs

•	Adding 4-5 weeks to lead times for impacted customers

The Company currently has approximately $80 million of cash on hand with no term loan debt maturities until December 2022. This is an increase in cash on hand from the approximately $47 million the Company had as of January 31, 2020 (end of third quarter of fiscal 2020). We believe our current cash balance plus access to an estimated $94 million of additional availability under our revolver provides the financial flexibility to operate our business with a continued focus on safety.

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AMWD Provides COVID-19 Update

April 16, 2020

Withdraws Fiscal 2020 Outlook

Due to the evolving macro-economic uncertainty in the current remodeling and homebuilding environment, we are withdrawing our previous fiscal year 2020 outlook, which did not contemplate the impacts of COVID-19, and not providing an update at this time. Management will provide a business update as part of its fourth quarter of fiscal 2020 and full year fiscal 2020 earnings results, currently scheduled for May 26, 2020.

Management Comment

Chairman and CEO Cary Dunston remarked, “I am extremely proud of how all of our teammates have responded in this difficult time. Although near-term demand will be volatile given the macro impact of the economy, we remain confident in the longer-term view of our industry and our ability to quickly recover as the economy reopens.”

About American Woodmark

American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors.  At January 31, 2020, the Company operated eighteen manufacturing facilities in the United States and Mexico and eight primary service centers located throughout the United States.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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